Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-161680 on Form S-3 of our reports dated March 2, 2009, relating to the consolidated financial statements of Quicksilver Gas Services LP and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Quicksilver Gas Services LP and subsidiaries for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Fort Worth, Texas
September 14, 2009